EXHIBIT 21.1

List of Subsidiaries

Name	Jurisdiction of Formation
Viemed, Inc.	Delaware
Home Sleep Delivered, L.L.C.	Louisiana
Sleep Management, L.L.C.	Louisiana
Viemed Clinical Services, L.L.C.	Louisiana
Viemed Healthcare Staffing, L.L.C.	Louisiana

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